Exhibit 21.1

KNIGHT TRANSPORTATION, INC.
SUBSIDIARIES

1.	Knight Refrigerated, LLC, an Arizona limited liability company

2.	Knight Brokerage, LLC, an Arizona limited liability company

3.	Knight Transportation Services, Inc., an Arizona corporation

4.	Knight Truck & Trailer Sales, LLC, an Arizona limited liability company

5.	Quad-K LLC, an Arizona limited liability company

6.	Knight Management Services, Inc., an Arizona corporation

7.	Squire Transportation, LLC, an Arizona limited liability company

8.	Knight Capital Growth, LLC, an Arizona limited liability company

9.	Knight Port Services, LLC, an Arizona limited liability company (formerly known as Knight Intermodal, LLC)

Return to Form 10K